Exhibit (4)(b)

ASSET ALLOCATION MANAGEMENT AGREEMENT

This Asset Allocation Management Agreement (the “Agreement”) dated March 1st, 2007 (the “Effective Date”) is entered by and between Morningstar Associates, LLC, a Delaware limited liability company (“Manager”), and Universal Financial Services, Inc., a Puerto Rico corporation licensed as a securities broker dealer under the Securities Exchange Act of 1934 and the Puerto Rico Uniform Securities Act (“PRUSA”) and as a investment adviser under PRUSA (“Universal Financial Services”), investment adviser for Universal Life Insurance Company, PR. (“Universal Life”), a Puerto Rico insurance company organized and licensed under the Puerto Rico Insurance Code;

WHEREAS, Universal Financial Services has entered into an Investment Advisory Agreement dated as of March 1st (“Advisory Agreement”) with Universal Life to provide investment advisory services to five (5) asset allocation focused fund-of-funds; the Asset Allocation - Conservative Portfolio, Asset Allocation - Moderate Portfolio, Asset Allocation - Moderate Growth Portfolio and Asset Allocation - Growth Portfolio, and Asset Allocation – International Moderate Growth Portfolio (together, the “Asset Allocation Funds”);

WHEREAS, Universal Financial Services wishes to retain Manager in providing asset allocation services to the Asset Allocation Funds and Manager is willing to provide such services upon the terms and conditions and for the compensation set forth below; and

WHEREAS, Manager is an investment adviser registered as such with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

Services

a. In General:

For purposes of this Agreement, the Manager shall provide the following services:

●	Consistent with the investment objectives, policies and restrictions applicable to the Asset Allocation Funds as stated in the then-current TA IDEX Asset Allocation Funds’ registration statement, Manager will direct the asset allocation strategy and the investment decisions to implement such strategy for the Asset Allocation Funds.

●	Using the Transamerica Series Trust “TA IDEX” investment universe as listed in the then-current TA IDEX prospectus, Manager will use its methodology to decide in which of those series the Asset Allocation Funds will invest, and determine what portion of each Asset Allocation Fund’s portfolio should be invested in Underlying Series Funds and what portion, if any, should be held in U.S. Government securities, short-term commercial paper or other assets, such as cash.

●	Manager will communicate to Universal Financial Services’ custodian (as identified in the prospectus) trade instructions that are a result of its investment decisions, including rebalancing/reallocation determinations.

●	Manager will work with Universal Financial Services to assist in the preparation of marketing materials as more fully explained in the Advertising Standards section of this agreement regarding Manager’s specific role with respect to the products and services provided.

●	Manager will provide mutually-agreed upon permissible marketing support in conjunction with this Agreement as more fully explained in the Advertising Standards section of this agreement.

●	Manager will furnish to Universal Financial Services Board of Directors (“Board”) periodic and special reports (including any statistical information) on the investment performance of the Asset Allocation Funds and on the performance of its obligations under this Agreement and will supply such additional reports and information as Universal Financial Services officers or Board reasonably request, and it will cause its officers to attend meetings, either in person or via teleconference, of the Board and furnish such oral or written reports as the Board or officers of Universal Financial Services reasonably request. Universal Financial Services Board of Directors will provide Manager with at least 15 business days advance written notice of such requests.

Manager is solely responsible for the foregoing services, and it understands and agrees that Universal Financial Services is not responsible for, and will not review, the day-to-day investment activities of the Manager with respect to any Asset Allocation Fund.

Manager will not vote proxy statements of the Underlying Series Funds that the Asset Allocation Funds may receive. Such proxy statements will be voted by Transamerica Fund Advisors “TFAI”, in accordance with the then-current proxy voting policies and procedures of TA IDEX and TFAI.

b. Non-Public Information:

To provide services under this Agreement, Manager obtains from Universal Financial Services custodian, or its affiliates information concerning portfolio holdings of the Underlying Series Funds that may be deemed to be material and non-public (“Confidential Information”). Manager represents, warrants and agrees that any Confidential Information will be used by Manager solely for purposes of Manager’s analysis and/or provision of services to the Asset Allocation Funds pursuant to this Agreement. Manager represents, warrants and agrees that it shall not disclose any Confidential Information provided to Manager or its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants) (the “Representatives”), except as otherwise provided herein. Manager represents, warrants and agrees that it will not share or use the Confidential Information in any manner contrary to this Agreement or applicable law. Manager further represents, warrants and agrees to limit access to the Confidential Information to its Representatives who on a need to know basis, are (1) authorized to have access to the Confidential Information, and (2) subject to confidentiality obligations, no less restrictive than the confidentiality obligations contained in this Agreement.

Proprietary Methodology

Universal Financial Services agrees not to strip out data, methodology, and/or other intellectual property contained within the services furnished by Manager, or use it for any purpose contrary to the terms and intent of this Agreement.

Compensation

For its services to each Asset Allocation Fund, Universal Financial Services will pay Manager the following compensation, computed daily and payable monthly and prorated for any month during which this Agreement is not in force:

0.15% of the average daily net assets of the Asset Allocation Funds for Assets Under Management of $0 to $1,000,000,000

0.14% of the average daily net assets of the Asset Allocation Funds for Assets Under Management of $1,000,000,001 or greater.

Notwithstanding anything herein to the contrary, the minimum annual amount payable under this agreement shall be no less than $150,000 per year (the “Annual Minimum Fee”). If at the end of a twelve (12) month period beginning on the Effective Date, Manager determines that it has not received the Annual Minimum Fee for such twelve (12) month period, Manager will invoice Universal Financial Services for any amounts necessary to reach the Annual Minimum Fee. Universal Financial Services will pay such additional amounts to Manager within thirty (30) days of receipt of such invoice.

In addition, Universal Financial Services will reimburse Manager for any of its reasonable disbursements directly related to this Agreement, such as travel expenses and transportation, which reimbursements shall be made within thirty (30) days of receipt of an invoice in good order from Manager. Manager acknowledges and agrees that all requests for reimbursement shall be billed to Universal Financial Services at Manager’s actual cost. Manager agrees that any airfare charges will be billed at standard coach rates.

Universal Financial Services will bear their own expenses, including but not limited to all proxy voting expenses and brokers’ and underwriting commissions, if any, chargeable to Universal Financial Services in connection with the Manager’s provision of services.

Representations, Warranties and Undertakings

Manager represents and warrants that: (i) the services that it provides to Universal Financial Services pursuant to this Agreement are formulated independently and that such services are rendered in the best interest of the pertinent Asset Allocation Fund, and without the input of Universal Financial Services or any affiliate thereof; (ii) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (iii) with respect to its performance of the obligations identified within the Services section set forth above, it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the Advisers Act; (iv) it will manage each Asset Allocation Fund so that it will qualify, and continue to qualify, as a registered investment company under the Puerto Rico Investment Companies Act (the “PR-ICA”); (v) it treats confidentially and as proprietary information of the relevant Asset Allocation Fund all records and information relative to that fund, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Universal Financial Services, which approval shall not be unreasonably withheld and may not be withheld if Manager has received a regulatory or judicial order requesting such information, or when so requested by Universal Financial Services; and (vi) it has adopted a written code of ethics complying with the requirements of Rule l7j-l under the Investment Company Act of 1940 Act (the “1940 Act”) and Rule 204A-l under the Advisers Act and, if it has not already done so, it will provide Universal Financial Services with a copy of such code of ethics, together with evidence of its adoption for review and approval by the Board. Manager hereby agrees to indemnify Universal Financial Services, their officers, trustees/directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach of Manager’s representations and warranties set forth above.

Universal Financial Services represents and warrants that: (i) it, and its officers, directors, employees, associated persons and agents, possess all necessary licenses and registrations to enter into and perform this Agreement; (ii) it complies in all material respects with all applicable laws, rules and regulations, including but not limited to the PR-USA, the PR-ICA, NASD rules and the Advisers Act; (iii) Manager has no responsibility for the organization and operation of each Asset Allocation Fund or for ensuring compliance with all applicable laws and/or regulations relating to Universal Financial Services and the Asset Allocation Funds; and (iv) it has received a copy the Manager’s Form ADV Part II. Universal Financial Services hereby agree to indemnify Manager, its officers, directors, employees, associated persons, agents and control persons, against any damages, losses, penalties, fines, fees or expenses (including reasonable attorney fees) resulting from any material breach by Universal Financial Services of such representations and warranties.

Recordkeeping, Notification, Regulatory Approval and Provision of Certain Documents

Manager agrees to maintain such books and records with respect solely to its services as stated herein as are required by Rule 3la-1(f) of the 1940 Act, and to preserve such records for the periods and in the manner required by Rule 3la-3. Manager also agrees that such records it maintains and preserves relating to services as stated herein are the property of Universal Financial Services, with the exception of books and records that the Manager must maintain solely pursuant to Rule 204-2 of the Advisers Act, and that copies will be surrendered promptly to Universal Financial Services upon request, provided, however, that Universal Financial Services shall have no ownership interest in any records that include information, data, or other material proprietary to Manager or any of its affiliates. Manager further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the relevant Asset Allocation Funds are being conducted in accordance with applicable laws and regulations.

Manager will immediately notify Universal Financial Services in writing in the event that Manager or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents Manager from rendering products and services pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority.

Universal Financial Services will immediately notify Manager in writing in the event that Universal Financial Services or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents it from complying with its duties and obligations under this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC, the Commissioner of Financial Institutions or other regulatory authority that affects its ability to comply with its duties and obligations under this Agreement.

Universal Financial Services will furnish to Manager copies of the following documents and will furnish to Manager future material amendments and supplements to such documents, if any, as soon as practicable after such documents become available: (i) the charter documents of Universal Life and Universal Financial Services; (ii) certified resolutions of the Board authorizing the appointment of Universal Financial Services and Manager and approving the Advisory Agreement and this Agreement; (iii) the Asset Allocation Funds prospectus or its equivalent; (iv) the registration statement for the Asset Allocation Funds; and (v) a copy of publicly available financial statement or report prepared for Universal Financial Services by certified or independent public accountants. Universal Financial Services also will furnish to Manager any further documents, materials or information that Manager may reasonably request to enable it to perform its duties pursuant to this Agreement.

Trademarks

With Manager’s review and approval, the following trademarks may be used in association with the services to be provided under this Agreement:

Morningstar®

a. Use of Trademarks:

Each party must obtain the other party’s permission prior to any use of its name, logo, trademarks, or data. Manager and Universal Financial Services will submit such materials to the other for its review prior to any printing or dissemination.

b. Description of Manager:

In connection with the provision of products and services pursuant to this Agreement, Universal Financial Services agrees not to use the term “investment adviser” or “investment sub-adviser” in any communication to the public but rather will use the term “portfolio construction manager.”

Notices and Disclaimers

(a) Unless the parties otherwise agree in writing, the following statement shall appear at least once on each piece of marketing material which references Manager, the services to be provided under this Agreement, or Morningstar, Inc.:

[Copyright© [Insert date of publication].] Morningstar Associates, LLC. All Rights Reserved. (use the foregoing copyright notice as applicable if Morningstar is the author of the piece or if the piece contains Morningstar’s data). The information, data, analyses and opinions contained herein (a) include confidential and proprietary information of Morningstar Associates, LLC or, pursuant to a licensing agreement, Morningstar, Inc., and (b) may not be copied or redistributed for any purpose. Past performance is no guarantee of future results. Information contained herein that has been provided by Morningstar Associates, LLC reflects factual data proprietary to Morningstar Associates, LLC, or its affiliate, Morningstar, Inc. Morningstar Associates, LLC serves as a portfolio construction consultant and, as such, provides asset allocation and fund selection services for the Asset Allocation Funds. Neither Morningstar, Inc., nor Morningstar Associates endorses the portfolio managers or sub-advisers of the underlying Transamerica IDEX mutual funds. Morningstar Associates’ fund selections are limited to only those funds offered by Transamerica IDEX. Morningstar Associates, LLC strongly encourages you to obtain and review the Transamerica IDEX prospectus prior to making an investment decision.

Advertising Standards Applicable

Manager will assist Universal Financial Services in the development of appropriate marketing materials with respect to the Asset Allocation Funds. Universal Financial Services will be responsible for any and all production, shipping and other like charges relating to these marketing materials. The details of these arrangements will be mutually agreed upon by the parties. The parties agree that any such marketing materials shall not refer to Manager as an “investment adviser” or “investment sub-adviser” with respect to the Asset Allocation Funds. Universal Financial Services shall provide all advertising material (except such materials that do not mention Manager) to Manager for review and approval at least five business days prior to its publication, production or other dissemination, and shall not publish or disseminate such advertising material without Manager’s prior written consent, which shall not be unreasonably withheld. If Manager does not respond within ten business days after Universal Financial Services sends such materials to Manager, Manager is deemed to have consented to the publication.

In addition, in its production of marketing material relating to the Asset Allocation Funds, the following non exclusive standards apply:

(i) If Manager is identified in marketing material, the marketing material will clearly state that Manager provides portfolio construction services, as described in the Notices and Disclaimers provision of this Agreement. Universal Financial Services will not use any trademarks of Morningstar, Inc. or Manager in a way that is likely to cause confusion regarding the provider of the services.

(ii) In connection with the provision of products and services pursuant to this Agreement, Universal Financial Services agrees not to use the term “investment adviser” or “investment sub-adviser” in any communication to the public but rather will use the term “asset allocation consultant” or similar terms.

(iii) Marketing material will not imply that the arrangements between Manager and Universal Financial Services are “exclusive.”

(iv) Marketing material will not imply that Manager or Morningstar, Inc. “endorses” TA IDEX, the variable insurance contracts for which the Asset Allocation Funds serve as investment options, or the portfolio managers or sub-advisers of the Underlying Series Funds.

Universal Financial Services agrees that it or its affiliates will submit all marketing material subject to this Agreement to NASD Advertising Regulation (“NASDR”) for review, as required by the rules of NASD. Universal Financial Services agrees that it is solely responsible for compliance with NASD Conduct Rule 2210 (Communication with Public) and all interpretive materials thereunder, including using its best efforts to submit or cause the submission of all marketing material relating to the Asset Allocation Funds that mentions Manager to NASDR ten days prior to first use. Universal Financial Services further agrees that it or its affiliates will provide to Manager a copy of any comment letter provided by NASDR to Universal Financial Services or its affiliates in relation with such marketing materials. Universal Financial Services or its affiliates shall be responsible for maintaining all records relating to marketing material, as required by NASD.

Financial Reports

Universal Financial Services shall furnish to Manager quarterly financial reports detailing the assets under management for the Asset Allocation Funds.

Liability and Indemnification

Unless otherwise provided herein, Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by Universal Financial Services, or the shareholders of the asset Allocation Funds in connection with the matters to which this Agreement relates, except that nothing herein shall protect Manager from any liability to Universal Financial Services, or the shareholders of Universal Financial Services resulting from a breach of fiduciary duty by Manager under applicable laws and regulations with respect to the receipt of compensation for services or from the willful misfeasance, bad faith or gross negligence on the part of Manager in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

Manager shall indemnify and hold harmless Universal Financial Services from any and all third party claims, losses, expenses, obligations and liabilities (including reasonable attorneys’ fees) which arise or result from Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from Manager’s reckless disregard of its obligations or duties under this Agreement. In no case shall Manager be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to Manager by Universal Financial Services.

Contract Approval and Termination

This Agreement has been approved by the Board, including a majority of the Directors who are not interested persons (for regulatory purposes) (“Independent Board Members”), by a vote cast in person at a meeting called for the purposes of voting on such approval, and shall become effective with respect to Universal Financial Services as of the date of this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue with respect to TA IDEX for an initial term of up to three years. Thereafter, if not terminated, this Agreement shall continue in effect for successive 12-month periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on such continuance, and (b) by the Board or by vote of a majority of the outstanding voting securities (for regulatory purposes) of the Asset Allocation Funds; provided, however, that this Agreement may be terminated with respect to an Asset Allocation Fund at any time without the payment of any penalty, on 60 days’ written notice to Manager, by (i) the Board, on behalf of the relevant Asset Allocation Fund, (ii) vote of a majority of the outstanding voting securities of such Asset Allocation Fund, (iii) Manager. Neither party may assign this agreement without the prior written consent of the other.

Notices

Any notice shall be sufficiently given when sent by certified U.S. mail, national expenses deliver service, or facsimile to the parties at the address below:

If to Universal Financial Services

Universal Life insurance Company

P.O. Box 2145

San Juan, P.R. 00922-2145

Attention: Jose Benitez
Telephone: 787-706-7379

Fax: 787-625-7379

If to Manager:

Morningstar Associates, LLC

225 W. Wacker Drive
Chicago, Illinois 60606
Attention: D. Scott Schilling
Telephone: 312.696.6168

Fax: 312.696.6060

Amendment of Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and an amendment of this Agreement shall be effective only upon the approval by the affirmative vote of a majority of the Directors, including a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on the approval of such amendment. An amendment shall require a vote of a majority of the outstanding voting securities of the Asset Allocation Funds, to the extent required by the 1940 Act and the rules thereunder.

Governing Law

This Agreement shall be construed in accordance with the laws of the Commonwealth of Puerto Rico without giving effect to the conflicts of laws principles thereof.

Captions

The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Entire Agreement

This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

Confidentiality

Manager will maintain the strictest confidence regarding the business affairs of Universal Financial Services. Written reports furnished by Manager to Universal Financial Services will be treated by such entities as confidential and for the exclusive use and benefit of Universal Financial Services except as disclosure may be required by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.